Exhibit 99



  Company Statement Relating to Forward Looking Information
                (Filed Pursuant to Rule 175)


Statement from press release issued by the Company on April 21, 1998:

Mr. Richard Jay Kogan, President and Chief Executive
Officer, commenting on the Company's business results, stated that the Company "expects to achieve solid earnings growth in 1998."